SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                   FORM 10-Q

EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
(dollars in thousands--except per share)


                                                        Three Months                 Six Months
                                                        Ended June 30               Ended June 30
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                                                    1996           1995         1996             1995
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
Common and common equivalent:
   Average shares outstanding                     59,471,286     58,740,522    59,383,180     58,665,203
   Dilutive stock options--based on the treasury
     stock method using average market price       1,030,790      1,017,922     1,041,210        764,466
   Shares used                                    60,502,076     59,758,444    60,424,390     59,429,669
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   Net income applicable to Common Stock        $     30,481    $    29,686   $    61,676    $    71,911
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   Per share amount                             $       0.50    $      0.50          1.02           1.21
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Assuming full dilution:
   Average shares outstanding                     59,471,286     58,740,522    59,383,180     58,665,203
   Dilutive stock options--based on the treasury
     stock method using the period end market price,
     if higher than the average market price       1,030,790      1,019,519     1,046,186        796,518
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   Shares used                                    60,502,076     59,760,041    60,429,366     59,461,721
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   Net income applicable to Common Stock        $     30,481    $    29,686   $    61,676    $    71,911
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   Per share amount                             $       0.50    $      0.50   $      1.02    $      1.21
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


The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.